EXHIBIT 99.1

Upland Software Reports Second Quarter 2025 Financial Results

July 31, 2025, 09:00 AM Eastern Standard Time
AUSTIN, Texas--(BUSINESS WIRE)-- Upland Software, Inc. (Nasdaq: UPLD), a leader in AI-powered knowledge and content management software, today announced its financial and operating results for the second quarter 2025 and issued guidance for its third quarter and full year of 2025.

Second Quarter 2025 Financial Highlights
•Total revenue was $53.4 million, a decrease of 23% from $69.3 million in the second quarter of 2024, primarily due to divestitures completed to streamline and focus our business.
•Subscription and support revenue was $50.5 million, a decrease of 23% from $65.5 million in the second quarter of 2024, primarily due to divestitures completed to streamline and focus our business.
•GAAP net loss was $13.0 million compared to a GAAP net loss of $11.4 million in the second quarter of 2024. GAAP net loss attributable to common stockholders was $14.5 million compared to GAAP net loss attributable to common stockholders of $12.8 million in the second quarter of 2024. GAAP net loss per share attributable to common stockholders was $0.51 per share, compared to a GAAP net loss per share attributable to common stockholders of $0.47 per share in the second quarter of 2024.
•Adjusted EBITDA was $13.6 million, or 25% of total revenue, compared to $13.6 million, or 20% of total revenue, in the second quarter of 2024.
•GAAP operating cash flow was $3.3 million, compared to GAAP operating cash flow of $5.5 million in the second quarter of 2024. Free cash flow was $2.7 million, compared to free cash flow of $5.2 million in the second quarter of 2024.
•Cash on hand as of the end of the second quarter of 2025 was $41.0 million.

"With our Q2 results, we are pleased to report a return to positive core organic growth, a 500 basis point year-over-year increase in Adjusted EBITDA margin —from 20% to 25% —and continued strong momentum in AI product wins,” said Jack McDonald, Upland’s Chairman and Chief Executive Officer. “We are also excited to report that, following quarter end, we completed a successful refinancing that extends our debt maturity to July 2031. As part of the transaction, we paid down $18 million in principal and established a new revolving credit facility, further strengthening our balance sheet, enhancing liquidity, and supporting our growth strategy.”

Second Quarter Business Highlights
•We welcomed 100 new customers to Upland in the second quarter, including 12 new major customers. We also expanded relationships with 263 existing customers, 28 of which were major expansions. These new and expanded relationships occurred across our AI-powered product portfolio.

•We earned 68 badges in G2’s Summer 2025 market reports, reflecting strong performance across its product portfolio. Upland’s AI-powered knowledge management solutions, Upland Panviva and Upland RightAnswers, continued to receive multiple badges, highlighting their ongoing value to customers. Upland BA Insight, our AI enablement solution, increased its recognition this quarter, while Upland Qvidian, our AI-powered RFP response software, also maintained strong momentum in the reports.
•Upland continues to drive innovation across its portfolio with recent product enhancements. Upland InterFAX accelerated a major release focused on new PCI compliance efforts, while Upland Panviva unveiled enhancements including Digital Orchestrator and integration with Microsoft Copilot Studio. Upland Adestra introduced AI-powered subject line updates, launched integrations with Salesforce and Shopify, and is seeing strong momentum with Adestra Audiences. Meanwhile, Upland InGenius' integration with ServiceNow launched and Upland RO Innovation announced two new AI enhancements for sales win content generation and summarization.
•We are proud to be included in the 2025 Gartner® Market Guide for Customer Service Knowledge Management Systems. We believe that Upland’s continued recognition in this guide underscores our commitment to delivering AI-driven knowledge management solutions that empower customer service teams with fast, accurate information to improve customer experiences. (1)
•Subsequent to June 30, 2025, we completed the refinancing of our outstanding Term Loans with a new credit facility which includes a $240 million term loan and a $30 million revolving credit facility. This new credit facility has a maturity date of July 24, 2031.

Business Outlook
For the quarter ending September 30, 2025, Upland expects reported total revenue to be between $46.8 and $52.8 million, including subscription and support revenue between $44.6 and $49.6 million, for a decline in total revenue of 25% at the midpoint from the quarter ended September 30, 2024. This year-over-year revenue decline is primarily due to divestitures completed to streamline and focus our business. Third quarter 2025 Adjusted EBITDA is expected to be between $14.5 and $17.5 million, which at the midpoint is an increase of 14% from the quarter ended September 30, 2024. Third quarter 2025 Adjusted EBITDA margin is expected to be 32% at the midpoint, an increase of 1,100 basis points from the 21% Adjusted EBITDA margin for the quarter ended September 30, 2024.
For the full year ending December 31, 2025, Upland expects reported total revenue to be between $211.8 and $223.8 million, including subscription and support revenue between $200.0 and $210.0 million, for a decline in total revenue of 21% at the midpoint from the year ended December 31, 2024. This year-over-year revenue decline is primarily due to divestitures completed to streamline and focus our business. Full year 2025 Adjusted EBITDA is expected to be between $55.8 and $61.8 million, which at the midpoint is an increase of 6% from the year ended December 31, 2024. Full year Adjusted EBITDA margin is expected to be 27% at the midpoint, an increase of 700 basis points from the 20% Adjusted EBITDA margin for the year ended December 31, 2024.

Conference Call Details
Upland's executive team will host a live conference call and webcast at 10:00 a.m. Central Time, 11:00 a.m. Eastern Time today to review Upland’s financial results and outlook for the business. The call can be accessed via a webcast on investor.uplandsoftware.com, or by dialing 1-800-715-9871 in North America or 1-646-307-1963 if outside North America, international rates apply. Attendees will need to use access code 8422976 to join the call. This webcast will contain forward-looking statements and other material information regarding Upland’s financial and operating results.
Following the completion of the conference call, a recording of the webcast will be made available at investor.uplandsoftware.com for twelve months.
About Upland Software
Upland Software (Nasdaq: UPLD) is a leader in AI-powered knowledge and content management software. Our solutions help enterprises unlock critical knowledge, automate content workflows, and drive measurable ROI—enhancing customer and employee experiences while supporting regulatory compliance. More than 1,100 enterprise customers rely on Upland to solve complex challenges and provide a trusted path for AI adoption. For more information, visit www.uplandsoftware.com.

(1) Gartner Disclaimer:
Gartner, Market Guide for Customer Service Knowledge Management Systems, authored by Pri Rathnayake, Drew Kraus, Jennifer MacIntosh, 18 June 2025. Gartner is a registered trademark and service mark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and is used herein with permission. All rights reserved. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share, Core Organic Growth Rate, and Free Cash Flow.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, such as our revenues excluding the impact for foreign currency fluctuations or our operating performance excluding not only non-cash charges, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and they are used by our institutional investors and the analyst community to help them analyze the health of our business. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the tables provided below in this release.
We are unable to reconcile any forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information which is needed to complete a reconciliation is unavailable at this time without unreasonable effort. Additionally, we are unable to quantify the impact of foreign currency exchange fluctuations on components of our income statement beyond revenues because the information which is needed to do so is unavailable at this time without unreasonable effort.
Upland defines Adjusted EBITDA as net income (loss), calculated in accordance with GAAP, plus depreciation and amortization expense, interest expense, net, other expense (income), net, provision (benefit) for income taxes, stock-based compensation expense, acquisition and divestiture related expenses, non-recurring litigation costs, purchase accounting adjustments for deferred revenue, loss on divestitures and impairment charges.
Upland defines non-GAAP net income (loss) as net income (loss), calculated in accordance with GAAP, plus amortization of purchased intangible assets, amortization of debt discount, loss on debt extinguishment, stock-based compensation expenses, acquisition and divestiture related expenses, non-recurring litigation expenses, purchase accounting adjustments for deferred revenue, non-recurring effects of provision for income tax, loss on divestitures, impairment charges and the related tax effect of the adjustments above.
Upland defines Free Cash Flow as GAAP operating cash flow less purchases of property and equipment.
Upland defines major accounts as accounts with greater than or equal to $25,000 in annual recurring revenue.
Upland defines major expansions as existing customers who expanded the amount of annual recurring revenue under their contract by at least $25,000.
Upland defines cash gross margin as product revenue less subscription and support cost of sales, excluding depreciation and amortization.
Upland defines Net Dollar Retention Rate as the aggregate annualized recurring revenue at the end of a twelve-month period from those customers that were also customers at the beginning of the twelve-month period, divided by the aggregate annualized recurring revenue value from all customers at the beginning of the twelve-month period. This measure excludes the revenue value of Overage Charges, divestitures, and our Sunset Assets upon designation.
In connection with periodic reviews of our business, we have decided to discontinue the availability of certain non-strategic product offerings and a limited number of non-strategic customer contracts (collectively referred to as “Sunset Assets”).
Overage Charges are subscription and support revenues earned in addition to contractual minimum customer commitments as a result of the usage volume of services including text and e-mail messaging and third-party pass-through costs that exceed the levels stipulated in contracts with the Company.
Upland defines Core as our ongoing business operation, excluding Sunset Assets and divestitures.
Upland defines Core Organic Growth Rate as the percentage change between two reported periods in Core Organic Revenue (subscription and support revenue, excluding subscription and support revenue from Sunset Assets, divestitures, and Overage Charges). We calculate our year-over-year Core Organic Growth Rate as though all acquisitions or divestitures closed as of the end of the latest period were closed as of the first day of the prior year period presented. Core Organic Growth Rate does not represent actual organic revenue generated by our business as it stood at the beginning of the respective period.

Upland defines Net Debt as the total amount of debt outstanding less unrestricted cash and cash equivalents at a stated point in time.
Upland defines Net Leverage as Net Debt divided by trailing 4 quarters Adjusted EBITDA.
Forward-looking Statements
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance, including our guidance related to future performance, and are subject to substantial risks, uncertainties and assumptions. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. Accordingly, you should not place undue reliance on these forward-looking statements. Forward-looking statements include any statement that does not directly relate to any historical or current fact and often include words such as “anticipate,” “believe,” “may,” “will,” “continue,” “seek,” “estimate,” “intend,” “hope,” “predict,” “could,” “should,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions, although not all forward-looking statements contain these words.
Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but are not limited to: our financial performance and our ability to achieve or sustain profitability or predict future results; our plans regarding future acquisitions and divestitures, acquisition and divestiture expense timing and our ability to consummate and operationalize acquisitions or divestitures; our ability to expand our go to market operations, including our marketing and sales organization, and successfully increase sales of our products; our ability to obtain financing in the future on acceptable terms or at all; our expectations with respect to revenue, cost of revenue, average annual spend, margin expense and operating expenses in future periods; our expectations with regard to revenue from perpetual licenses and professional services; our ability to adapt to macroeconomic factors impacting the global economy, including the Russia-Ukraine conflict, the conflicts in the Middle East, foreign currency exchange risk, inflation and supply chain constraints; our ability to attract and retain customers; our ability to successfully enter new markets and manage our international expansion; our ability to comply with privacy laws and regulations; our ability to incorporate and deliver artificial intelligence (“AI”) functionality into our products and services, including our ability to unlock critical knowledge, automate content workflows and drive measurable ROI; our ability to deliver high-quality customer service; our plans regarding, and our ability to effectively manage, our growth, including with respect to our growth investments; maintaining our senior management team and key personnel; the performance of our resellers; our ability to adapt to changing market conditions and competition; our ability to adapt to technological change and continue to innovate; the growth of demand for cloud-based, digital transformation applications; our ability to integrate our applications with other software applications; maintaining and expanding our relationships with third parties; costs associated with defending intellectual property infringement and other claims; our ability to maintain, protect and enhance our brand and intellectual property; our expectations with regard to trends, such as seasonality, which affect our business; impairments to goodwill and other intangible assets; our beliefs regarding how our applications benefit customers and what our competitive strengths are; the operation, reliability and security of our third-party data centers; our expectations as to the timing of the discontinuation of any Sunset Assets, as well as the composition of Sunset Assets; our expectations as to the payment of dividends; our current level of indebtedness, including our exposure to variable interest rate risk; the potential elimination or limitation of tax incentives or tax losses and/or reductions of U.S. federal net operating losses; the risk that we did not consider another contingency included in this list; and factors that could affect our business and financial results identified in Upland's filings with the Securities and

Exchange Commission (the "SEC"), including Upland's most recent 10-K filed with the SEC. Additional information will also be set forth in Upland's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that Upland makes with the SEC.
The forward-looking statements herein represent Upland's views as of the date of this press release, and these views could change. However, while Upland may elect to update these forward-looking statements at some point in the future, Upland specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the views of Upland as of any date subsequent to the date of this press release.
###
Investor Relations Contact:
Michael D. Hill
investor-relations@uplandsoftware.com
512-960-1031

Media Contact:
Lloyd Berry
media@uplandsoftware.com
512-960-1010

Upland Software, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Subscription and support	$50,467	$65,504	$110,649	$132,582
Perpetual license	1,199	1,730	2,807	3,200
Total product revenue	51,666	67,234	113,456	135,782
Professional services	1,717	2,105	3,582	4,293
Total revenue	53,383	69,339	117,038	140,075
Cost of revenue:
Subscription and support	12,412	19,247	29,362	39,076
Professional services and other	1,023	1,227	2,121	2,447
Total cost of revenue	13,435	20,474	31,483	41,523
Gross profit	39,948	48,865	85,555	98,552
Operating expenses:
Sales and marketing	10,771	16,791	24,527	33,809
Research and development	9,781	12,185	21,323	24,640
General and administrative	10,219	13,880	21,840	27,112
Depreciation and amortization	6,864	11,380	14,859	22,776
Divestiture-related expenses	6,879	—	8,624	—
Impairment of goodwill and other intangibles	2,469	—	2,469	87,227
Total operating expenses	46,983	54,236	93,642	195,564
Loss from operations	(7,035)	(5,371)	(8,087)	(97,012)
Other expense:
Interest expense, net	(4,136)	(5,056)	(6,579)	(10,014)
Loss on divestitures of businesses	(434)	—	(23,891)	—
Other income (expense), net	(1,595)	198	(1,836)	120
Total other expense	(6,165)	(4,858)	(32,306)	(9,894)
Loss before benefit from (provision for) income taxes	(13,200)	(10,229)	(40,393)	(106,906)
Benefit from (provision for) income taxes	171	(1,210)	1,516	(663)
Net loss	$(13,029)	$(11,439)	$(38,877)	$(107,569)
Preferred stock dividends	(1,454)	(1,390)	(2,892)	(2,765)
Net loss attributable to common stockholders	$(14,483)	$(12,829)	$(41,769)	$(110,334)
Net loss per common share:
Net loss per common share, basic and diluted	$(0.51)	$(0.47)	$(1.47)	$(3.92)
Weighted-average common shares outstanding, basic and diluted	28,518,839	27,348,672	28,370,711	28,133,285

Upland Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,011	$56,426
Restricted cash	626	626
Accounts receivable, net of allowance	20,129	38,647
Deferred commissions, current	6,382	8,361
Unbilled receivables	4,810	3,441
Income tax receivable, current	2,510	762
Prepaid expenses and other current assets	7,919	10,129
Total current assets	83,387	118,392
Tax credits receivable	1,040	951
Property and equipment, net	1,968	1,518
Operating lease right-of-use asset	2,053	1,364
Intangible assets, net	76,513	123,903
Goodwill	260,705	260,976
Deferred commissions, noncurrent	7,839	12,147
Interest rate swap assets	5,094	9,742
Other assets	3,123	529
Total assets	$441,722	$529,522
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,058	$9,388
Accrued compensation	6,708	6,226
Accrued expenses and other current liabilities	3,518	6,876
Deferred revenue	72,307	93,706
Operating lease liabilities, current	805	1,000
Current maturities of notes payable	3,240	3,224
Total current liabilities	89,636	120,420
Notes payable, less current maturities	252,458	286,970
Deferred revenue, noncurrent	4,652	4,670
Operating lease liabilities, noncurrent	2,169	762
Noncurrent deferred tax liability, net	8,617	11,347
Other long-term liabilities	457	428
Total liabilities	357,989	424,597
Series A Convertible Preferred stock	126,122	123,230
Stockholders’ deficit:
Common stock	3	3
Additional paid-in capital	607,463	605,286
Accumulated other comprehensive loss	(9,374)	(21,990)
Accumulated deficit	(640,481)	(601,604)
Total stockholders’ deficit	(42,389)	(18,305)
Total liabilities, convertible preferred stock and stockholders’ deficit	$441,722	$529,522

Upland Software, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating activities
Net loss	$(13,029)	$(11,439)	$(38,877)	$(107,569)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,155	13,797	17,816	27,599
Deferred income taxes	(454)	(119)	(3,532)	(1,176)
Amortization of deferred costs	1,918	3,029	4,653	6,076
Foreign currency re-measurement (gain) loss	895	(530)	1,355	(694)
Non-cash interest, net and other income, net	565	(894)	(621)	(1,776)
Non-cash stock-based compensation expense	3,074	5,133	5,749	8,655
Non-cash loss on impairment of goodwill and other intangibles	2,469	—	2,469	87,227
Non-cash loss on retirement of fixed assets	50	18	52	18
Non-cash loss on divestitures of businesses	434	—	23,891	—
Changes in operating assets and liabilities:
Accounts receivable	3,287	(999)	11,258	8,362
Prepaid expenses and other current assets	1,792	514	(727)	(3,603)
Other assets	(1,222)	(2,299)	(3,189)	(4,907)
Accounts payable	2,204	2,846	(4,994)	(613)
Accrued expenses and other liabilities	(1,422)	1,095	1,072	706
Deferred revenue	(5,427)	(4,682)	(4,781)	(7,714)
Net cash provided by operating activities	3,289	5,470	11,594	10,591
Investing activities
Purchase of property and equipment	(634)	(274)	(1,058)	(457)
Proceeds from the divestitures of businesses, net of cash transferred	4,850	—	9,063	—
Net cash provided by (used in) investing activities	4,216	(274)	8,005	(457)
Financing activities
Payments of debt costs	(4)	(77)	(7)	(77)
Payments on notes payable	(1,349)	(1,350)	(35,575)	(2,700)
Stock repurchases and retirement	—	(3,040)	—	(10,958)
Taxes paid related to net share settlement of equity awards	(186)	(232)	(680)	(563)
Net cash used in financing activities	(1,539)	(4,699)	(36,262)	(14,298)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	1,340	264	1,248	(20)
Change in cash, cash equivalents and restricted cash	7,306	761	(15,415)	(4,184)
Cash, cash equivalents and restricted cash, beginning of period	34,331	231,614	57,052	236,559
Cash, cash equivalents and restricted cash, end of period	$41,637	$232,375	$41,637	$232,375
Supplemental disclosures of cash flow information:
Cash paid for interest, net of interest rate swaps	$3,886	$8,845	$8,048	$17,565
Cash paid for taxes, net of refunds	$3,172	$1,048	$5,148	$3,162

Upland Software, Inc.
Reconciliation of Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(13,029)	$(11,439)	$(38,877)	$(107,569)
Add:
Depreciation and amortization expense	8,155	13,797	17,816	27,599
Interest expense, net	4,136	5,056	6,579	10,014
Other expense (income), net	1,595	(198)	1,836	(120)
Benefit from (provision for) income taxes	(171)	1,210	(1,516)	663
Stock-based compensation expense	3,074	5,133	5,749	8,655
Divestiture-related expenses	6,879	—	8,624	—
Non-recurring litigation costs	12	11	30	129
Purchase accounting deferred revenue discount	31	65	66	141
Loss on divestitures of businesses	434	—	23,891	—
Impairment of goodwill and other intangibles	2,469	—	2,469	87,227
Adjusted EBITDA	$13,585	$13,635	$26,667	$26,739

Upland Software, Inc.
Reconciliation of Non-GAAP Net Loss and Non-GAAP EPS
(in thousands, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of Net Loss to non-GAAP Net Income:
Net loss	$(13,029)	$(11,439)	$(38,877)	$(107,569)
Add:
Stock-based compensation expense	3,074	5,133	5,749	8,655
Amortization of purchased intangibles	7,892	13,512	17,292	27,022
Amortization of debt discount	545	591	1,085	1,165
Divestiture-related expenses	6,879	—	8,624	—
Nonrecurring litigation expense	12	11	30	129
Purchase accounting deferred revenue discount	31	65	66	141
Loss on divestitures of businesses	434	—	23,891	—
Impairment of goodwill and other intangibles	2,469	—	2,469	87,227
Tax effect of adjustments above	(2,727)	(1,179)	(6,540)	(3,227)
Non-GAAP net income	$5,580	$6,694	$13,789	$13,543

Weighted average common shares outstanding, basic	28,518,839	27,348,672	28,370,711	28,133,285
Weighted average common shares outstanding, diluted	36,096,367	34,563,131	36,003,204	35,313,922
Non-GAAP earnings per share, basic	$0.20	$0.24	$0.49	$0.48
Non-GAAP earnings per share, diluted	$0.15	$0.19	$0.38	$0.38

Upland Software, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of operating cash flow to Free Cash Flow:
Net cash provided by operating activities	$3,289	$5,470	$11,594	$10,591
Less: Purchase of property and equipment	(634)	(274)	(1,058)	(457)
Free Cash Flow	$2,655	$5,196	$10,536	$10,134

Upland Software, Inc.
Supplemental Financial Information
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Stock-based compensation:
Cost of revenue	$143	$199	$264	$385
Research and development	318	638	608	1,244
Sales and marketing	52	362	304	759
General and administrative	2,561	3,934	4,573	6,267
Total	$3,074	$5,133	$5,749	$8,655

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Depreciation:
Operating expense	263	285	524	577
Total	$263	$285	$524	$577

Amortization:
Cost of revenue	$1,291	$2,417	$2,957	$4,823
Operating expense	6,601	11,095	14,335	22,199
Total	$7,892	$13,512	$17,292	$27,022